EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Daniel J. Gardetto, certify that:

(a)                                 A review of the Servicer’s activities and of its performance under the applicable servicing agreement during the period from July 1, 2012 to December 31, 2012 has been made under my supervision.

(b)                                 To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the applicable servicing agreement in all material respects throughout the aforementioned period.

Dated March 19, 2013

/s/ Daniel J. Gardetto
Daniel J. Gardetto
Assistant Treasurer of
Ford Motor Credit Company LLC,
as Servicer of Ford Credit Auto Owner
Trust 2012-C